Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Tax Free Trust on Form N-1A (“Registration Statement”) of our report dated July 26, 2011, relating to the financial statements and financial highlights which appear in the May 31, 2011 Annual Report to the Shareholders of DWS Intermediate Tax/AMT Free Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 26, 2011